UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2021(November 18, 2021)

AquaBounty Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36426	04-3156167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Mill & Main Place , Suite 395, Maynard, Massachusetts

(Address of principal executive offices)

01754

(Zip Code)

978-648-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.001 per share	AQB	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 19, 2021, AquaBounty Technologies, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. and Lake Street Capital Markets, LLC, as the representatives of the underwriters named therein (collectively, the “Underwriters”), and the selling stockholders named therein (collectively, the “Selling Shareholders”), relating to the public offering (the “Offering”) of 11,200,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by the Selling Shareholders, at an offering price of $2.10 per share of Common Stock.

The Offering is expected to close on November 23, 2021, subject to the satisfaction of customary closing conditions. The Selling Shareholders have also granted to the Underwriters a 30-day option to purchase up to 1,680,000 additional shares of Common Stock at the offering price, less underwriting discounts and commissions (the “Over-Allotment Option”). The Company will not receive any of the proceeds from the sale of the shares offered by the Selling Shareholders. The Selling Shareholders will bear the costs associated with the sale of such shares, including underwriting discounts and commissions.

The Offering is being made pursuant to the Company’s registration statement on Form S-3 (File No. 333-258561), which was filed with the Securities and Exchange Commission (the “Commission”) on August 6, 2021 and declared effective by the Commission on August 19, 2021, and related prospectus supplement filed with the Commission on November 19, 2021.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company and the Selling Shareholders; customary conditions to closing; indemnification obligations of the Company, the Selling Shareholders and the Underwriters, including for liabilities under the Securities Act of 1933, as amended; other obligations of the parties; and termination provisions. Pursuant to the Underwriting Agreement, the Company agreed, subject to certain exceptions, not to offer, issue, or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of ninety days following the Offering without the prior written consent of the Underwriters. The foregoing is only a brief description of the terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01	Other Events.

On November 18, 2021, the Company announced that it had commenced the Offering, and on November 18, 2021, it issued a press release announcing the pricing of the Offering. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2 and are incorporated by reference herein.

On November 19, the underwriters fully exercised the Over-Allotment Option. The Offering, including the full exercise of the Over-Allotment Option, is expected to close on November 23, 2021, subject to the satisfaction of customary closing conditions.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated as of November 19, 2021, by and among AquaBounty Technologies, Inc., the selling stockholders named in Schedule I thereto, Oppenheimer & Co. Inc. and Lake Street Capital Markets, LLC, as the representatives for the underwriters named in Schedule II therein.

99.1	Press release issued by AquaBounty Technologies, Inc. on November 18, 2021, furnished herewith.

99.2	Press release issued by AquaBounty Technologies, Inc. on November 18, 2021, furnished herewith.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AquaBounty Technologies, Inc.
(Registrant)

November 22, 2021	/s/ David A. Frank
David A. Frank
Chief Financial Officer